Exhibit 99.1


I-trax Contact:         Media Contact:               Investor Contact:
Janice MacKenzie        Jennifer Kamienski           Robert B. Prag, President
I-trax, Inc.            Keatingpr                    Del Mar Consulting Group
(215) 557-7488 x109     (973) 966-1100               (858) 794-9500
jmackenzie@i-trax.com   jkamienski@keatingpr.com     bprag@delmarconsulting.com
---------------------   ------------------------     --------------------------

FOR IMMEDIATE RELEASE
---------------------

                     I-TRAX AND CHD MERIDIAN COMPLETE MERGER
                     ---------------------------------------

               - COMBINED COMPANY BECOMES THE LARGEST PROVIDER OF
              CORPORATE HEALTHCARE MANAGEMENT SOLUTIONS IN THE US -

  - Company to Release Year End Earnings and Host Conference Call on March 24 -

PHILADELPHIA, PA, March 22, 2004 -- I-trax, Inc. (Amex: DMX), a health management solutions company, and Meridian Occupational Healthcare Associates, Inc., which does business as CHD Meridian Healthcare, the nation's largest provider of outsourced on-site, employer-sponsored healthcare services, announced today that the companies completed their previously announced merger on Friday. The companies expect to report their fourth quarter and year-end financial results on Wednesday, March 24th.


The merger, first announced on December 29, 2003, creates the largest provider of integrated corporate healthcare management solutions in the United States, with combined 2003 net revenues of approximately $120 million. Serving 90 leading U.S. employers, the merged companies will offer primary care services, pharmacy services and benefits, staffing and management of on-site occupational health facilities, corporate health staffing and management, and population and disease management services.


Under the terms of the merger, I-trax issued 10 million shares of common stock and 400,000 shares of Series A Convertible Preferred Stock, which convert into 4 million shares of common stock. In addition, CHD Meridian stockholders and option holders received $35 million in merger consideration and redemption payments. Former CHD Meridian stockholders could receive up to an additional
3,859,200 shares of I-trax common stock if CHD Meridian, continuing as a subsidiary of I-trax, meets certain 2004 operating targets.


To raise a portion of the cash merger consideration, I-trax borrowed $12 million on a newly secured $20 million senior debt facility from Bank of America, N.A. I-trax also sold 1 million shares of Series A Convertible Preferred Stock, for gross proceeds of $25 million. Emerging Growth Equities, Ltd. served as lead placement agent and Starboard Capital Markets, LLC served as co-placement agent in this offering. Bryant Park Capital, Inc. served as advisor to I-trax in this transaction and Raymond James and Associates served as advisor to CHD Meridian.


I-trax's senior management will consist of Frank A. Martin, director, chairman and chief executive officer, Haywood D. Cochrane, Jr., director and vice-chairman, John R. Palumbo, president, Charles (Chip) Phillips, executive vice president and chief operating officer, and Shannon W. Farrington, senior vice president and chief financial officer.


Haywood D. Cochrane, Jr., former chief executive officer of CHD Meridian and vice-chairman of I-trax, said, "The successful completion of the merger between I-trax and CHD Meridian is an important milestone for our companies and the market we serve. We believe that our new company is ideally positioned as a single vendor to capitalize on the growing need in today's market to provide employers with total health management solutions for every member of their population, regardless of location or current health status."


Frank A. Martin, chairman and chief executive officer of I-trax, stated, "CHD Meridian is the nation's premier and largest provider of outsourced on-site, employer-sponsored healthcare services. Together, we are a powerful company with a substantial balance sheet and a portfolio of established Fortune 1000 customers. We also believe that our integrated solution is unmatched in the marketplace."


Separately, I-trax announced that it will release its results for the fourth quarter and year ended December 31, 2003 on Wednesday, March 24th. I-trax will host a conference call at 4:15 p.m. EST that day. The telephone number for the conference call will be 800-362-0571 with the Conference ID of ITRAX.


During the call, Mr. Martin will discuss I-trax's financial results and will also be available to answer questions. Investors may e-mail questions in advance of the call to The Del Mar Consulting Group, Inc. at bprag@delmarconsulting.com.


Investors may also choose to listen to the conference call by going to I-trax's web site https://www.i-trax.com and selecting the conference link on the Investor Information page in the "Our Company" section of the site. This is a listen-only option and will not enable listener to pose questions during the call.


Investors will be able to access an encore recording of the conference call through April 30 by calling 877-710-5298. The encore recording will be available two hours after the conference call has concluded. Investors can also access a recording of this call on I-trax's web site.


About I-trax


I-trax is the largest provider of integrated corporate healthcare management solutions in the United States, with combined 2003 net revenues of approximately $120 million. Serving 90 leading U.S. employers, I-trax offers primary care services, pharmacy services and benefits, staffing and management of on-site occupational health facilities, corporate health staffing and management, and population and disease management services.




Safe Harbor Statement: Statements regarding aspects of I-trax's business and its expectations as to the transaction with CHD Meridian set forth herein or otherwise made in writing or orally by I-trax may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although I-trax believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that might cause or contribute to such differences include, but are not limited to, the ability of the two companies to integrate their businesses successfully, demand for the combined companies' products and services, uncertainty of future profitability and changing economic conditions. These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission including those on forms 10-KSB and 10-QSB.